STOCK AND ASSET PURCHASE AND SALE AGREEMENT


          THIS STOCK AND ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 30th day of June, 1997, by and among GROUP TECHNOLOGIES MEXICAN HOLDING COMPANY, a Florida corporation ("Seller"), GROUP TECHNOLOGIES CORPORATION, a Florida corporation ("GTC"), SCI SYSTEMS, INC., a Delaware corporation ("SCI"), SCI SYSTEMS DE MEXICO S.A. DE C.V., a Mexico corporation ("SCI Mexico") and SCI HOLDINGS, INC., a Delaware corporation ("SCI Holdings") (SCI Mexico and SCI Holdings are, collectively, "Buyers").

                               RECITALS:


          A. Seller owns 49,999 of the issued and outstanding shares of capital stock of Group Technologies S.A. de C.V. ("GTC Mexico"), a Mexico corporation and Seller owns 102,299 of the issued and outstanding quotas of Group Technologies Suprimentos de Informatica Industria E Comercio Ltda., a limited liability company under the laws of Sao Paulo, Brazil ("GTC Brazil 1");

          B. GTC Brazil 1 owns 999 of the issued and outstanding quotas of Group Technologies Integracoes em Electronica Ltda., a limited liability company under the laws of Sao Paulo, Brazil ("GTC Brazil 2") (GTC Mexico, GTC Brazil 1 and GTC Brazil 2 may be referred to collectively as the "Companies");

          C. GTC owns 28,800,001 of the issued and outstanding shares of capital stock of GTC Mexico, 448,801 of the issued and outstanding quotas of GTC Brazil 1 and 1 of the issued and outstanding quotas of GTC Brazil 2;

          D. Seller desires to sell to SCI Mexico 49,999 shares of capital stock of GTC Mexico, GTC desires to sell to SCI Mexico 28,800,000 shares of capital stock of GTC Mexico and GTC desires to sell to SCI 1 share of capital stock of GTC Mexico (collectively, the "SCI Mexico Purchased Shares"); Seller desires to sell to SCI Holdings 102,299 quotas of GTC Brazil 1 and GTC desires to sell to SCI Holdings 448,800 quotas of GTC Brazil 1 and GTC desires to sell to SCI 1 quota of GTC Brazil 1 and to SCI Holdings 1 quota of GTC Brazil 2 (collectively, the "SCI Holdings Purchased Shares") (the SCI Mexico Purchased Shares and the SCI Holdings Purchased Shares are, collectively, the "Purchased Shares"), the Purchased Shares together with the 999 quotas of GTC Brazil 2 held by GTC Brazil 1 constituting all of the issued and outstanding shares of capital stock or quotas, as applicable, of the Companies (collectively, the "Shares"), and SCI, SCI Mexico and SCI Holdings, as applicable, desire to purchase the Purchased Shares from Seller and GTC subject to and upon the terms and conditions set forth herein;

          E. SCI Mexico and SCI Holdings are wholly-owned subsidiaries of SCI; and

          F. GTC further desires to join in this Agreement to sell, transfer and assign to SCI Holdings, and SCI Holdings desire to purchase and acquire from GTC, on the terms and subject to the conditions set forth in this Agreement, certain assets used or useful in the conduct of the Companies' business of commercial contract manufacturing services for customers in the electronics products industry involving circuit card assembly, test and procurement (the "Business"), and assume certain liabilities associated therewith.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

     1. Purchase of Shares. Upon the terms and conditions set forth herein, at the Closing, Seller and GTC, as applicable, shall sell, transfer, convey, assign and deliver (i) the SCI Mexico Purchased Shares to SCI Mexico and SCI, as applicable, and SCI Mexico and SCI, as applicable, shall purchase, acquire and take title to the SCI Mexico Purchased Shares from Seller and GTC, as applicable, and (ii) the SCI Holdings Purchased Shares to SCI Holdings and SCI, as applicable, and SCI Holdings and SCI, as applicable, shall purchase, acquire and take title to the SCI Holdings Purchased Shares from Seller and GTC, as applicable.

     2.   Sale of Assets and Assumption of Certain Liabilities.

          A.   Assets Sold and Retained.

               1. Assets Sold and Purchased. At the Closing GTC shall sell, transfer, convey, assign and deliver to SCI Holdings and SCI Holdings shall purchase and acquire, under the terms and conditions of this Agreement, all of GTC's right, title, and interest in and to the following assets and properties of, or properties used or useful in the operation of, the Business on the Closing Date, some of which assets and properties are physically located at the facility of GTC Mexico or the facility of GTC in Tampa, Florida as reflected on the Schedules set forth below (all such assets referred to collectively as the "Purchased Assets"):

                    a. the personal property leases listed on Schedule 2.A.1.a attached hereto (the "Personal Property Leases");

                    b. the contracts, including customer contracts, employment agreements, and vendor or supply agreements, in respect of the Business listed on Schedule 2.A.1.b attached hereto (collectively, the "Contracts");

                    c. the accounts receivable or other rights to receive payment for services performed as of the Closing Date preliminarily identified on Schedule 2.A.1.c attached hereto, which Schedule will be updated upon preparation of the Closing Balance Sheet (hereinafter defined) (the "Accounts Receivable");

                    d. the inventory including supplies, raw materials, component parts, work-in-progress and finished goods preliminarily listed on Schedule 2.A.1.d attached hereto, which Schedule will be updated upon preparation of the Closing Balance Sheet (the "Inventory");

                    e. the machinery, equipment, spare parts, fittings, office furniture, fixtures, supplies and other tangible personal property preliminarily identified on Schedule 2.A.1.e attached hereto, which Schedule will be updated upon preparation of the Closing Balance Sheet (the "Fixed Assets"); and

                    f. the equipment leases (the "Equipment Leases") identified on Schedule 2.A.1.f attached hereto, together with, at no cost to SCI Holdings, the accessories owned by GTC and used in connection with the leased chip on board line located in Tampa, Florida.

               2. Assets Retained. The parties to this Agreement expressly understand and agree that GTC is not hereunder selling, assigning, transferring or conveying to Buyers any assets other than the Purchased Assets.

               3. Delivery of Tangible Assets. The tangible assets included in the Purchased Assets which are located at GTC shall be delivered to SCI Holdings at the offices of SCI Holdings in Huntsville, Alabama, FOB GTC's facility in Tampa, Florida, in accordance with the procedures and subject to the provisions set forth in Section 2.F, and title to such assets shall be transferred to SCI Holdings in Alabama.

          B. Risk of Loss. The risk of loss and all obligations to insure the Purchased Assets shall remain with GTC until the Closing, and shall be assumed by SCI Holdings at the time of Closing.

          C. Assumption of Obligations Related Thereto. As of the Closing, Buyers shall assume the obligations under the Personal Property Leases, the Contracts and the Equipment Leases (collectively, the
"Transferred Rights, Obligations and Agreements") as set forth in Section 2.D hereof.

          To the extent that the assignment or novation hereunder of any of the Transferred Rights, Obligations and Agreements shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither the agreements contemplated by this Agreement nor any actions taken thereunder pursuant to the provisions of any such agreements shall constitute an assignment or novation or an agreement to assign or novate if such assignment or novation or attempted assignment or novation would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, GTC and Buyers shall use commercially reasonable efforts to obtain the consent of such other party to an assignment or novation to Buyers.

          If such consent is not obtained, GTC shall cooperate with Buyers in any reasonable arrangement designed to provide Buyers with the benefits under any such Transferred Rights, Obligations and Agreements, including appointing Buyers to act as its agent to perform all of GTC's obligations under such Transferred Rights, Obligations and Agreements and to collect and promptly remit to Buyers all compensation payable pursuant to those Transferred Rights, Obligations and Agreements and to enforce, for the account and benefit of Buyers, any and all rights of GTC against any other person arising out of the breach or cancellation of such Transferred Rights, Obligations and Agreements by such other person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); provided that, to the extent that Buyers require GTC to undertake any services or take any actions in furtherance of the performance of such Transferred Rights, Obligations and Agreements, any such services or actions shall be the subject of a separate agreement that the parties shall, in good faith, negotiate as promptly as possible and which shall be mutually acceptable to the parties. Each party shall be responsible for all of its costs and expenses incurred by it in connection with the actions required of it under this Section 2.C.

          D. Assumption of Certain Liabilities by Buyers. As of the Closing, Buyers shall assume and be liable and responsible for the following liabilities and obligations arising out of or related to the ownership of the Purchased Assets (the "Assumed Liabilities"):

               1. SCI Holdings shall assume all liabilities and obligations of GTC under all Personal Property Leases, Contracts, and Equipment Leases assigned or transferred to SCI Holdings pursuant to
     Section 2 which arise or are to be performed following the Closing;

               2. the Buyers shall assume all liabilities and obligations with respect to [i] the warranty policies and agreements of GTC or the Companies related to the Business; or [ii] the Inventory as identified on Schedule 2.D.2; and

               3. the Buyers shall assume all accounts payable preliminarily listed on Schedule 2.D.3 attached hereto, which Schedule will be updated upon preparation of the Closing Balance Sheet, and all accrued liabilities of the Business payable by GTC for supplies, materials, services and other expenses or obligations incurred in the ordinary course of business.

          E. All Other Liabilities Excluded. GTC agrees that Buyers are assuming only those liabilities and obligations of GTC related to the Business or the Purchased Assets enumerated in Section 2.D, and no other liability of GTC is being assumed by Buyers.

          F. Costs Related to Purchased Assets and Related Matters. As of the Closing Date certain of the tangible Purchased Assets, and the equipment leased under the Equipment Leases are located at the premises of GTC. SCI Holdings shall remove these assets from the premises of GTC within thirty (30) days after the Closing Date (and repair any damage to such premises caused by such removal) and SCI Holdings shall assume the full costs for removing and transporting such assets (including licenses and duties) to Brazil, Mexico or any other location designated by SCI Holdings and related matters. GTC will allow SCI Holdings to inspect all such assets located at GTC's facility in Tampa, Florida and GTC will assist SCI Holdings in arranging for the crating of such assets located at GTC's facility in Tampa, Florida which are to be shipped to Brazil. While such assets are on the premises of GTC, (i) SCI Holdings shall keep such assets insured in such amounts, and with such coverages, as customary and prudent in the industry and shall name GTC as an additional insured under such policies of insurance, and (ii) GTC shall treat such assets with the same care as it uses with its own assets.

          G. As Is Condition. Except for the representations and warranties expressly provided in this Agreement, the Purchased Assets to be sold and transferred hereunder, and the other assets of the Companies, are sold and transferred to, or are accepted by, Buyers AS IS, WHERE IS.
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, GTC AND SELLER MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO SUCH ASSETS, INCLUDING BUT NOT LIMITED TO ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          H. Prorations. All property taxes and other assessments that are assessed against the Purchased Assets or the Purchased Shares and other similar items, if any, shall be prorated between Seller, GTC and Buyers as of the Closing Date.

     3.   Purchase Price; Payment; Adjustment.

          A.   Purchase Price.

               1. Price. Subject to the adjustment as provided for below and in Section 3.C hereof, the purchase price for the sale and transfer of the Purchased Assets, the Purchased Shares and the noncompetition covenant in Section 7.C shall be Eighteen Million Dollars ($18,000,000), plus the assumption of the Assumed Liabilities.

               2. Allocation. Seller, GTC and Buyers hereby agree that the Purchase Price paid for the Purchased Assets, the Purchased Shares and the noncompetition covenant in Section 7.C shall preliminarily be allocated for purposes of this Agreement and for tax purposes as set forth in Schedule 3.A.2 attached hereto. Schedule 3.A.2 shall be updated upon preparation of the Closing Balance Sheet (subject to the parameters established by Schedule 3.A.2). Seller, GTC and Buyers covenant and agree that each shall prepare its tax returns employing the allocation made pursuant to Schedule 3.A.2 and shall not take a position in any tax proceeding or audit inconsistent with such allocation. Seller, GTC and Buyers shall give prompt notice to each other of the commencement of any tax audit or the assertion of any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation.

          B. Payment of the Purchase Price. At the Closing, Buyers shall, subject to the terms and conditions herein, pay [i] the Purchase Price (less the payment in [ii] below) in immediately available funds to the bank accounts of Seller and GTC in such amounts and as identified on
Schedule 3.B attached hereto, and [ii] $250,000 to Bank One, Kentucky, N.A. to fund the escrow account contemplated by Section 7.C hereof.

          C. Adjustment to and Payment of the Balance of the Purchase Price. The Closing Date payment of the Purchase Price has been derived by and agreed upon by the parties based in part on the net book value of the Companies and the Purchased Assets as of April 27, 1997, as shown on Exhibit A hereto (the "Opening Balance Sheet"). The Purchase Price is subject to a dollar for dollar adjustment, upward or downward, based upon the change in the net book value of the Companies and the Purchased Assets as shown on the Opening Balance Sheet from the date thereof to the "Final Book Value" reflected on the "Closing Balance Sheet" (defined below). Such adjustment shall be the "Differential." The Differential shall be determined as follows:

               1. Unless the parties mutually agree to an extension of time, within forty-five (45) days after the Closing Date, Seller and GTC shall prepare and deliver to SCI a balance sheet showing the net book value of the Companies and the Purchased Assets as of the Closing Date (the "Final Book Value") (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared [i] from the balance sheets of GTC Brazil 1 (which includes GTC Brazil 2) and GTC Mexico as of June 29, 1997, which will be prepared in accordance with United States generally accepted accounting principles, consistently applied, and audited by Seller's independent auditors, and [ii] from the schedule of Purchased Assets as of June 29, 1997, which also will be prepared in accordance with United States generally accepted accounting principles, consistently applied, and subjected to certain procedures applied by Seller's and GTC's independent auditors which have been agreed upon by SCI, GTC and Seller. The Closing Balance Sheet will also be prepared using the same methodology as was used in the preparation of the Opening Balance Sheet except that [i] where estimates were used for the preparation of the Opening Balance Sheet, actual data will be used in preparing the Closing Balance Sheet, and [ii] cash of the Companies will be included on the Closing Balance Sheet. Buyers will provide Seller, GTC and their employees, accountants and representatives access, during normal business hours, to the books and records and employees of the Companies and the Business in connection with the preparation of the Closing Balance Sheet, at no cost or expense to Seller.

          Along with the submission of the Closing Balance Sheet, Seller and GTC shall deliver a statement to SCI and Buyers which contains the following information:

                    a. Seller's and GTC's determination of the amount of any increase or decrease in the Purchase Price resulting from the change in the net book value of the Business described above, i.e., the Differential; and

                    b. Seller's and GTC's determination of the adjustment to the purchase price allocation (Schedule 3.A.2) necessary to reflect any post closing adjustment to the Purchase Price.

               2. Unless the parties mutually agree to an extension of time, SCI and Buyers shall then have thirty (30) days after the receipt thereof to confirm or contest in writing the Closing Balance Sheet and the corresponding impact on the Purchase Price. Failure of SCI and Buyers to timely contest such matters within such thirty (30) day period will be deemed confirmation thereof by SCI and Buyers. If the results are confirmed, either a payment shall be made to Seller and GTC or a refund shall be made to SCI and Buyers for the amount of the Differential, as the case may be, by wire transfer of immediately available funds within five (5) days after the date of confirmation. If the results are contested, Ernst & Young shall review the work and render a final and binding ruling within thirty (30) days of engagement of such firm. The cost of any such review shall be borne by the nonprevailing party as determined by Ernst & Young. Any payment due Seller and GTC or refund due SCI and Buyers shall be made within five (5) days after such ruling and made as set forth above.

               3. For purposes of preparing the Opening Balance Sheet the parties have agreed to exclude accounts related to cash, accounts receivable reserves and inventory reserves. For purposes of preparing the Closing Balance Sheet the parties have agreed to exclude accounts related to accounts receivable reserves and inventory reserves. In addition, in preparing the Closing Balance Sheet (i) Seller and GTC will retain (and thus remove from the balance sheet) all IBM inactive inventory for the IBM Pluto, Plum, Opie and Blitzen programs which is located at GTC's facility in Tampa, Florida, located at GTC Mexico's facility, and located in Laredo, Texas; (ii) Seller will establish a warranty reserve in the amount of $30,000 to provide for potential warranty obligations; (iii) Seller and GTC will write off $30,000 for a reflow oven identified by Buyers and located in Brazil, (iv) Seller and GTC will record a $250,000 reserve for the potential buy-out of leases included in the Purchased Assets for the Genrad tester in Mexico, the Fuji line in Tampa, Florida, and the Cob line in Tampa, Florida; (v) Seller and GTC will retain (and thus remove from the balance sheet) all identifiable uncollectible Plantronics accounts receivable; and (vi) Seller and GTC will not make adjustments to their purchase accounting in its Mexico operation nor its reserve policies for either its Brazil or Mexico operations, provided such methods and reserves are in compliance with United States generally accepted accounting principles, consistently applied. Concerning the reflow oven, Buyers will send a technician to evaluate the possible repair of the reflow oven, and if determined repairable, Buyers will reimburse Seller for the difference between the net book value of the reflow oven on the books of GTC Brazil 1 prior to writeoff and the cost to repair the oven. Buyers will provide Seller with a reasonable amount of time after the Closing to dispose of or otherwise take care of the inventory that is to be retained by Seller as described above. Until removed by Seller, Seller shall keep such inventory insured in such amounts, and with such coverages, as customary and prudent in the industry and shall name Buyers as additional insureds and Buyers shall treat such assets with the same care as they use with their own assets.

          D. Closing Date. The closing of this transaction (the "Closing") shall take place in the offices of Group Financial Partners, Inc., 455 Fourth Avenue, Louisville, Kentucky at 10:00 a.m. local time on June 30, 1997, effective as of 11:59 and 59 seconds p.m. EDT on June 29, 1997 (the "Closing Date"), or at a date and time to be mutually agreed upon between the parties.

          E. Waiver of Bulk Transfer Provisions. Buyers hereby waive compliance with all provisions of the bulk sales laws of any state or country, if applicable, to the sale of the Purchased Assets herein contemplated, and in consideration of such waiver GTC shall indemnify Buyers against and hold them harmless from any and all loss, cost, damage, liability, deficiency or expense (including reasonable attorneys' fees) resulting from or arising out of such noncompliance.

     4. Representations and Warranties of Seller. Seller represents and warrants to Buyers as follows as of the date of this Agreement and as of the Closing Date (as to the latter, subject to any exceptions set forth in the certificate delivered pursuant to Section 10.A hereof).

          A.   Title to Personal Property and Condition of Assets.

               1. Except as set forth on Schedule 4.A attached hereto, the Companies have (i) good and valid title to all of the tangible personal property and assets which are used in the operation of their business and which the Companies own or purport to own, and (ii) valid leasehold interests in all leases of tangible personal property which are used in the operation of their business and which the Companies lease or purport to lease, in each case free and clear of any Liens, other than Permitted Liens. Except as set forth on Schedule 4.A, all equipment of the Companies and, to the knowledge of Seller, the Companies' plant structure is in good operating condition and repair, (in all material respects as to the plant structure) subject to normal wear and tear and the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar equipment of like age and assembly.

               2. The Companies do not own and have never owned in fee any real property. The Companies enjoy peaceful and undisturbed possession under all leases of personal property under which they are operating. Except as set forth on Schedule 4.A, there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the Companies or, to the knowledge of the Seller, by any other party to any such lease.

               3. Except for leasehold interests and other leased properties specifically identified on Schedule 4.A hereto, and customer owned assets used in the ordinary course of business and except for the Purchased Assets, there are no assets owned by any third party which are used by the Companies.

               4. As used herein, the term "Lien" means any mortgage, pledge, hypothecation, lien, security interest, financing statement, charge or other similar encumbrance. The term "Permitted Liens" means
     (a) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Companies' books and records, (b) easements, covenants, conditions and restrictions of record, as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the Companies' business, (c) workers or unemployment compensation Liens arising in the ordinary course of business, and (d) mechanic's, materialman's, supplier's, vendor's, landlord's or similar Liens arising in the ordinary course of business securing amounts which are not delinquent.

          B.   Real Property.

               1. Schedule 4.B attached hereto sets forth a list and a brief description of all real property leased, subleased or otherwise occupied by the Companies, indicating the nature of the Companies' interest therein (collectively, the "Real Property"). The Companies have valid leasehold interests in all leases of Real Property which they lease or purport to lease, free and clear of any Liens, other than Permitted Liens. To Seller's knowledge, there are no pending or threatened condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of the Real Property.

               2. The Companies enjoy peaceful and undisturbed possession under all Real Property leases under which the Companies are operating. All of such leases are valid, subsisting and in full force and effect, no notice of termination has been received by the Companies with respect thereto and there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the Companies or, to the knowledge of Seller, by any other party thereto.

               3. There are no leases, subleases, licenses, concessions or other agreements, written or oral, by the Companies granting to any party or parties the right to use or occupancy of any portion of the Real Property.

          C.   Organization and Qualification.

               1. Seller is a corporation validly existing and in good standing under the laws of the State of Florida with corporate power to own its properties and to carry on its business as it is now being conducted and Seller is duly qualified to do business and in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business makes such qualification necessary. GTC Mexico is a corporation validly existing and in good standing under the laws of Mexico with corporate power to own its properties and to carry on its business as it is now being conducted and is duly qualified to do business and in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business makes such qualification necessary. Each of GTC Brazil 1 and GTC Brazil 2 is a limited liability company validly existing and in good standing under the laws of Sao Paulo, Brazil with limited liability company power to own its properties and to carry on its Business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business makes such qualification necessary.

               2. Seller has delivered to Buyers true, correct and complete copies of the charter and bylaws (or comparable organization documents) of the Companies and all amendments thereto as in effect on the date hereof.

               3. The minute books and stock record books (if applicable) of the Companies, all of which have been made available to Buyers, are complete and correct and have been maintained in accordance with sound business practices. The books of account and other records of the Companies, all of which have been made available to Buyers, are complete and in accordance with applicable United States generally accepted accounting principles, consistently applied, and applicable laws and generally accepted accounting principles of their jurisdiction of operation, consistently applied, in all material respects, and have been maintained in accordance with sound business practices. The minute books of the Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the boards of directors of the Companies, and no meeting of any such stockholders, boards of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Companies, or a designated representative of the Buyers.

               4. Except as set forth in Schedule 4.C attached hereto, the Companies have no direct or indirect equity interest by stock ownership, contract or otherwise in any other corporation, partnership, joint venture, firm, association or business enterprise.

               5. Schedule 4.C sets forth a complete and correct list of the officers and directors of each Company as of the date of this Agreement.

               6. Schedule 4.C sets forth a true and complete list of each bank where the Companies have an account or safe deposit box, the number of each account or box (and the names of all persons authorized to draw thereon or to have access thereto) of the Companies.

               7. None of the Companies holds assets located in the United States (other than assets excluded pursuant to 16 CFR '802.50) having an aggregate book value of $15,000,000 or more; or made aggregate sales into the United States of $25,000,000 or more in its most recent fiscal year.

          D. Power and Authority. Seller has the corporate power to execute and deliver this Agreement and to incur and perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

          E. Approvals and Consents; Noncontravention. Except as set forth on Schedule 4.E attached hereto, the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby, will not (i) violate any statute, regulation or ordinance of any governmental authority or require any filing with or authorization, consent or approval of any government or governmental agency or of any third party under any material agreement or instrument, required to be obtained by Seller or any of the Companies, (ii) conflict with, result in the breach of, or constitute a violation or default under any of the provisions of the Articles of Incorporation or By Laws of Seller or similar constituent documents of the Companies, (iii) conflict with or result in a breach of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, contractual obligation or instrument to which Seller or any of the Companies is a party, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder or result in the right of any party to exercise any remedy or to accelerate maturity or performance thereunder or terminate or modify any such item, (iv) result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever on or with respect to the Shares or any of the assets of the Companies, or (v) impose a withholding obligation on Buyers or SCI under Mexican law with respect to any capital gain resulting from the transactions contemplated by this Agreement.

          F. Tax Returns; Withholdings. The Companies have filed all tax returns which are required to have been filed, and have paid all taxes and governmental charges due and payable by any of them, subject to the good faith contesting of any such items. Each such tax return as filed was true, correct and complete in all material respects and has been made available to Buyers. All amounts required to be withheld by the Companies from employees for income tax, social security contributions, unemployment tax, or workers' compensation (or similar items under applicable foreign law) have been withheld and paid to the appropriate governmental agencies. The provisions for taxes on the Financial Statements of the Companies and contained in their other books and records are in compliance with United States generally accepted accounting principles, consistently applied, and applicable laws and generally accepted accounting principles, consistently applied, of their jurisdictions of operations, in all material respects, and are sufficient thereunder for the payment of all taxes for which the Companies may be liable for the periods through the date of Closing that were not yet due and payable as of the date of Closing. Except as set forth on Schedule 4.F attached hereto, there is no claim or assessment pending or, to the knowledge of Seller, threatened against any Company for any alleged deficiency in taxes. There are no pending audits of any tax returns of any Company. No Company is a party to any written agreement providing for the allocation or sharing of taxes. No Company has executed a waiver or consent extending any statute of limitations for the assessment or collection of any taxes which remains outstanding. Except as set forth on Schedule 4.F, no Company has ever filed or been included in any combined or consolidated tax return with any other person or been a member of an affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986 (the "Code"), or comparable statute of the laws of an applicable foreign jurisdiction) filing a consolidated tax return. Following the Closing, no Company shall have any direct or indirect liability or obligation resulting from its inclusion in any such consolidated or affiliated group. The Companies have withheld and paid to the appropriate governmental agencies all amounts for taxes or other governmental charges with respect to any payment or distributions made by any of the Companies to Seller, GTC, or any of their affiliates.

          G. Compliance with Laws. The Companies have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, and no claims have been filed alleging a violation of any such law or regulation which have not been heretofore settled. The Companies hold all permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies necessary to conduct the Business as it is presently being conducted. All such permits, licenses and certificates are listed on Schedule 4.G attached hereto and are in full force and effect (and shall remain in full force and effect immediately following the Closing), and Seller and the Companies have not received any notice of violation, or intent to revoke or to not renew, any of such permits, licenses and certificates. Neither the Companies nor any director, officer or, to Seller's knowledge, employee or agent (without inquiry as to agents) of the Companies has engaged in any action in violation of the Foreign Corrupt Practices Act (or any comparable law of any jurisdiction in which the Companies are conducting business).

          H. Litigation. Except as set forth on Schedule 4.H attached hereto, there are no legal actions, suits, arbitrations, administrative or other governmental proceedings pending or, to Seller's knowledge, threatened against or affecting the Companies or the Business at law or in equity or by or before any governmental department, commission, board, agency, bureau, tribunal or instrumentality which, if determined adversely to the Companies would have a material adverse effect on the Business or the financial condition or results of operations of the Companies taken as a whole or materially and adversely affect the ability of Seller to consummate the transactions contemplated hereby.

          I. Financial Statements. Seller has delivered to Buyer copies of the audited financial statements of the Companies, consisting of a balance sheet, income statement and cash flow statement, as of and for the period ended December 31, 1996 (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared from and are in accordance with the Companies' books and records, (ii) are complete and correct and fairly and accurately present, in accordance with United States generally accepted accounting principles, consistently applied, in all material respects the financial condition and results of operations of the Companies as of the date thereof and for the period covered thereby, and (iii) were prepared in accordance with United States generally accepted accounting principles and the Companies' accounting practices, policies and procedures, applied on a consistent basis throughout the period indicated.

          The Opening Balance Sheet attached hereto as Exhibit A, was prepared from the books and records of the Companies and in accordance with this Section 4.I, reflects the elimination of (i) cash balances, (ii) accounts receivable reserves, and (iii) inventory reserves and, subject to such matters and the use of certain estimates therein, fairly and accurately presents in all material respects the financial condition of the Companies as of the date thereof.

          J. Absence of Undisclosed Liabilities. Except for the obligations or liabilities (i) reflected or reserved against in the Financial Statements or the Opening Balance Sheet, (ii) incurred by the Companies in the ordinary course of business and otherwise not required under United States generally accepted accounting principles, consistently applied, to be reflected or reserved against in, or disclosed in the footnotes to, financial statements prepared in accordance with United States generally accepted accounting principles, consistently applied, or
(iii) reflected or reserved against in the Closing Balance Sheet, the Companies have no obligations or liabilities (whether fixed or contingent).

          K.   Employees and Employee Benefits.  Except as set forth on
Schedule 4.K.1(i) attached hereto, the Companies are not a party or subject to any collective bargaining or similar labor agreement.

               1. Schedule 4.K.1(ii) attached hereto lists each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Companies, and any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding with any employee of the Companies (collectively, "Benefit Plans").

               2. Seller has delivered to Buyers true, complete and correct copies of (a) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (b) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, and (c) the most recent actuarial and financial reports and most recent annual reports, if any, filed with any governmental agency with respect to each Benefit Plan; (d) each trust agreement, group annuity contract or other funding arrangement relating to any Benefit Plan.

          L. Contracts. Schedule 4.L attached hereto lists the following material contracts and leases of the Companies (AMaterial Agreements@) affecting the Business:

               1. Contracts or other agreements calling for the purchase of raw materials or supplies in any one year of more than $100,000 in any case (or $500,000 in the aggregate in any one year, in the case of any related series of contracts and agreements);

               2. Contracts or other agreements calling for the sale of products or goods in any one year of more than $100,000 in any case (or $500,000 in the aggregate in any one year, in the case of any related series of contracts and agreements);

               3. Contracts or other agreements with sales representatives, agents or similar persons;

               4. Contracts or other agreements for the lease or use of real property;

               5. Contracts or other agreements for the lease or use of personal property or equipment with the lease payments thereunder of more than $50,000 per year in any one case;

               6. Contracts with customers which accounted for more than five (5%) percent of any Company's revenues for the 12 months ended December 31, 1996;

               7. Contracts to which any Company is a party which were entered into outside the ordinary course of business;

               8. Any other contract material to the business of any Company; and

               9. Contracts between the Companies and Seller or any affiliate of the Companies or Seller.

Except as set forth on Schedule 4.L, all of the Material Agreements are in full force and effect, and no breach or default by the Companies or, to the best of Seller's knowledge, by any other party has occurred with respect to any material provision of such agreements. Except as identified on
Schedule 4.L, no approval or consent of any person is needed in order that the Material Agreements set forth on Schedule 4.L continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

          M.   Employment.

               1. A true and complete list of each of the Companies' employees and their respective current salary and other compensation (including regular bonuses) is set forth in Schedule 4.M attached hereto. Except as set forth on Schedule 4.M, the Companies have made no commitment or agreement to increase the wages or compensation, or modify the terms of employment, of any employee. The Companies are in compliance in all material respects with all applicable laws respecting employment and employment practices, including terms and conditions of employment, equal opportunity, collective bargaining and wages and hours. Except as disclosed on Schedule 4.M, the Companies have not, during the immediately preceding 12 months, experienced any material dispute with any of its present employees.

               2. To the knowledge of Seller, no employee of any Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other person that in any way materially adversely affects (i) the performance of his duties as an employee of such Company, or (ii) the ability of such Company to conduct its business. No officer, or other key employee of any Company has notified such Company of his intent to terminate his employment with the Company.

          N. Capitalization. GTC Mexico has authorized capital stock consisting of twenty-eight million eight hundred fifty thousand (28,850,000) shares of common stock, of which twenty-eight million eight hundred fifty thousand (28,850,000) shares are issued and outstanding. GTC Brazil 1 has authorized quotas consisting of five hundred fifty-one thousand one hundred (551,100) quotas, of which five hundred fifty-one thousand one hundred (551,100) quotas are issued and outstanding. GTC Brazil 2 has authorized quotas consisting of one thousand (1,000) quotas, of which one thousand (1,000) quotas are issued and outstanding. Except as noted on Schedule 4.N, all of the issued and outstanding stock or quotas, as applicable, of the Companies are duly authorized and validly issued, fully-paid and nonassessable. There are no outstanding options, warrants or other rights to subscribe for or purchase, or any contracts or commitments providing for the issuance of, or the granting of rights to acquire, and no securities have been issued which are convertible into or exchangeable for, any shares of capital stock or quotas or any other equity ownership interest of the Companies. There are no outstanding equity securities of the Companies other than the Shares and there are no declared or accrued but unpaid dividends with respect to the Shares.

          O. Title to Stock. Seller, GTC Brazil 1 and GTC are the beneficial and record owners of all of the Shares as set forth on Schedule 4.O attached hereto. Each of Seller and GTC has the sole right to sell the Purchased Shares owned by it. Except as identified on Schedule 4.O, As of the Closing each of Seller and GTC will transfer to Buyer good and valid title to the Purchased Shares, free and clear of any Liens. As of the Closing there will be no restrictions on the right of Seller, GTC Brazil 1 or GTC to vote, pledge, sell or otherwise dispose of the Shares, other than any restrictions on transfer imposed by applicable securities laws.

          P. No Material Adverse Change; Operations in Ordinary Course. Since December 31, 1996, the Companies have operated only in the usual and ordinary course, consistent with past practice, and, except as set forth in
Schedule 4.P attached hereto, there has not been: (i) any material adverse change in the business, assets, financial condition or results of operations of any Company; (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business, assets, financial condition or operating results of any Company; (iii) any distribution or transfer by sale or otherwise of any assets or other properties of any Company, except in the ordinary course of business; (iv) any cancellation, termination, amendment or waiver of any material contract of any Company or of any rights or claims arising thereunder except in the ordinary course of business; (v) any increase in the compensation payable or to become payable to any employee of or consultant of any Company or any bonus payment or arrangement made to or with any such employee, other than increases or bonuses in the ordinary course of business or required by any contract or employee benefit plan identified in Schedule 4.K or Schedule 4.M; (vi) any agreement, transaction or other arrangement to which any Company is a party entered into, amended or terminated in anticipation of any of the transactions contemplated by this Agreement; (vii) any failure by any Company to maintain in full force and effect insurance providing coverage and amounts in accordance with past practice; or (viii) any agreement by any Company to take any actions identified in clauses (i) through (vii) above.

          Q. Transactions with Affiliates. Schedule 4.Q sets forth a complete and correct list of any material contract, agreement, business arrangement or relationship between the Companies and any affiliate of the Companies.

          R. Powers of Attorney. Except as noted on Schedule 4.R, other than in the ordinary course of business, no Company has granted any power of attorney to any person for any purpose whatsoever, which power of attorney is currently in force.

          S. Environmental Matters. Except as set forth in Schedule 4.S, the operations of GTC Mexico, and of GTC Brazil 1 and GTC Brazil 2, comply in all material respects with all Mexican Environmental Laws and Brazilian Environmental Laws, respectively; (i) neither GTC Mexico, GTC Brazil 1 or GTC Brazil 2, nor, to Sellers knowledge without inquiry, any prior owner or tenant of GTC Mexico's, GTC Brazil 1's or GTC Brazil 2's assets, caused or contributed to any release of any hazardous or toxic waste, substance or constituent into the environment; (ii) none of the operations of GTC Mexico, GTC Brazil 1 or GTC Brazil 2 is subject to any pending or threatened judicial or administrative proceeding alleging the violation of any Mexican Environmental Law or Brazilian Environmental Law, respectively;
(iii) none of the operations of GTC Mexico, GTC Brazil 1 or GTC Brazil 2 is subject to any pending or, to Seller's knowledge, threatened judicial or administrative proceeding alleging the violation of any Mexican Environmental Law or Brazilian Environmental Law, respectively; (iv) none of the operations of GTC Mexico, GTC Brazil 1 or GTC Brazil 2 is subject to any compliance agreement or settlement agreement resulting from an alleged violation of any Mexican Environmental Law or Brazilian Environmental Law, respectively; (v) none of the operations of GTC Mexico, GTC Brazil 1 or GTC Brazil 2 is the subject of any international, national, state, provincial, regional, local or foreign investigation or threatened investigation regarding a violation or alleged violation of any Mexican Environmental Law or Brazilian Environmental Law, respectively; (vi) none of the operations of GTC Mexico, GTC Brazil 1 or GTC Brazil 2 is required to file a notice or report pursuant to any Mexican Environmental Law or Brazilian Environmental Law, respectively, of any past or present spill or release of hazardous or toxic substance or constituent into the environment; (vii) none of the businesses of GTC Mexico, GTC Brazil 1 or GTC Brazil 2 involves the unpermitted generation, transportation, treatment, storage or disposal of hazardous or toxic waste; (viii) to Seller's knowledge, without inquiry, there are no hazardous wastes or toxic substances in, on, over or under the Companies' facilities except as generated or used in the ordinary course of business of the Companies, and (ix) GTC Mexico, GTC Brazil 1 and GTC Brazil 2 possess all material environmental permits and authorizations required by any Mexican Environmental Law or Brazilian Environmental Law, respectively, to conduct their operations as presently conducted. "Mexican Environmental Laws" shall mean all applicable Mexican federal, state, regional and local laws, statutes, ordinances, judgments, rulings, orders, directives and regulations relating to any matters of pollution or of environmental regulation or control or protection of the environment. "Brazilian Environmental Laws" shall mean all applicable Brazilian federal, provincial, state and local laws, statutes, ordinances, judgments, rulings, orders, directives and regulations relating to any matters of pollution or of environmental regulation or control or protection of the environment.

          T. Customers. Except as disclosed on Schedule 4.T, the Companies are not involved in any material controversy with any of the Companies' customers, nor have the Companies received written notice from a customer that any of the Companies' customers intends to terminate or materially adversely alter its relationship with the Companies or with Buyers after the Closing.

          U.   Intellectual Property.

               1. Schedule 4.U attached hereto contains an accurate and complete list of all material Intellectual Property that is owned by or registered in the name of the Companies or to which the Companies have any rights as licensees or otherwise. The Companies own (or possesses adequate and enforceable rights to use without payment of royalties) all Intellectual Properties necessary for the conduct of, or use in, the business of the Companies as the same is presently being conducted.

               2. Except as set forth in Schedule 4.U, there are no claims of patent, trade name, trademark, or copyright infringement, or of misappropriation or misuse of the trade secrets, know-how or confidential information of any person, pending or to Seller's knowledge threatened against the Companies. To the best of Seller's knowledge, the Companies do not employ any employee in a manner which violates any non-competition or non-disclosure agreement which such employee entered into in connection with any former employment.

               3. The term "Intellectual Property" as used herein means all know-how, processes, formulations, trade secrets, trade names, trademarks, trade styles, service marks, patents, patent applications, copyrights, copyright applications, trademark registrations, trademark applications or other intellectual property of any nature whatsoever used by the Companies, other than off-the-shelf software licensed to the Companies which is not material to the Companies' operations or their business.

          V. Insurance. Schedule 4.V hereto sets forth a complete and correct list of all insurance policies currently in effect which are owned or held by the Companies, insuring the products, assets, business and operations of the Companies and their potential liabilities to third parties, and all general liability policies maintained by the Companies. All such policies are in full force and effect and all premiums due and payable in respect thereof have at all times been paid when due, except to the extent set forth on Schedule 4.V. The Companies have at all times complied in all material respects with the provisions of such policies. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Companies. Schedule 4.V sets forth a list of all pending claims with respect to all such policies.

          W. No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Companies' assets, properties, or rights or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of the Companies.

          X.   Warranty and Product Liability Claims.

               1. Each product manufactured, sold, leased or delivered by the Companies through the Closing has been in conformity in all material respects with all applicable contractual commitments and applicable laws and all express and implied warranties to customers. Under the historic warranty experience of the Companies, the Companies have not been required, pursuant to United States generally accepted accounting principles, consistently applied, to create a reserve for product warranty claims. No product manufactured, sold, leased or delivered by the Companies prior to the Closing is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4.X sets forth the standard terms and conditions of sale or lease for the Companies (including applicable guaranty, warranty and indemnity provisions).

               2. Except for routine warranty claims for the return of defective or nonconforming merchandise, there exist no claims and to the knowledge of Seller there is no reasonable basis for the assertion of any claim against the Companies for injury to persons or property suffered by any person as a result of the sale or manufacture of any product by the Companies prior to the Closing, including, but not limited to, claims arising out of the defective or unsafe nature of the products of the Companies. Schedule 4.X sets forth a complete and correct list and brief description of all product liability claims that have been filed or made against the Companies since January 1, 1994.

          Y.   Inventory and Accounts Receivable.

               1. The Inventory or the inventory of the Companies is of a quality and quantity usable and salable in the ordinary course of business, except for the IBM inventory referred to in Section 3.C.3. Buyers' sole recourse for breach of this representation and warranty shall be under the provisions of Section 7.C hereof.

               2. The accounts receivable of the Companies are bona fide and arose out of arm's length transactions in the ordinary course of business of the Companies in accordance with the terms and provisions contained in any documents relating thereto. There are no material setoffs, counterclaims or disputes asserted or conditions precedent to payment therefor with respect to any such accounts receivable, and no discount or allowance from any such accounts receivable has been made or agreed to. Except to the extent of eliminating the prior Plantronics accounts receivable as described in Section 3.C.3.(v) in connection with preparation of the Closing Balance Sheet, all such accounts receivable are collectible in full in the ordinary course of business. Buyer's sole recourse for breach of this representation and warranty shall be under the provisions of Section 7.C hereof.

          Z. Full Disclosure. No representation or warranty by Seller contained in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished to Buyers hereunder contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

     5. Representations and Warranties of GTC. GTC represents and warrants to Buyers as follows as of the date of this Agreement and as of the Closing Date (as to the latter, subject to any exceptions set forth in the certificate delivered pursuant to Section 10.A hereof).

          A.   Title to and Condition of Assets.

               1. Except as set forth on Schedule 5.A attached hereto, GTC has (i) good and valid title to the Purchased Assets owned by it and valid leasehold interests in the Equipment Leases, in each case free and clear of any Liens, other than Permitted Liens. Except as set forth on Schedule 5.A, the equipment included in the Purchased Assets is in good operating condition and repair, subject to normal wear and tear and the provision of usual and customary maintenance and repair performed in the ordinary course with respect to equipment of like age and assembly.

               2. GTC enjoys peaceful and undisturbed possession under all leases included in the Purchased Assets. Except as set forth on
     Schedule 5.A, there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by GTC, or to GTC's knowledge, by any other party to such lease.

          B. Organization and Qualification. GTC is a corporation validly existing and in good standing under the laws of the State of Florida with corporate power to own its properties and to carry on its business as it is now being conducted.

          C. Power and Authority. GTC has the corporate power to execute and deliver this Agreement and to incur and perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of GTC, and this Agreement is the legal, valid and binding obligation of GTC, enforceable in accordance with its terms.

          D. Approvals and Consents; Noncontravention. Except as set forth on Schedule 5.D, attached hereto, the execution, delivery, and performance of this Agreement by GTC and the consummation of the transactions contemplated hereby, will not (i) violate any statute, regulation or ordinance of any governmental authority or require any filing with or authorization, consent or approval of any government or governmental agency or of any third party under any material agreement or instrument, required to be obtained by GTC, (ii) conflict with, result in the breach of, or constitute a violation or default under any of the provisions of the Articles of Incorporation or By Laws of GTC, (iii) conflict with or result in a breach of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, contractual obligation or instrument to which GTC is a party, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder or results in the right of any party to exercise any remedy or to accelerate maturity or performance thereunder or terminate or modify any such item; or (iv) impose a withholding obligation on Buyers or SCI under Mexican law with respect to any capital gain resulting from the transactions contemplated by this Agreement.

          E. Litigation. Except as set forth on Schedule 5.E attached hereto, there are no legal actions, suits, arbitrations, administrative or other governmental proceedings pending or, to GTC's knowledge, threatened against or affecting the Purchased Assets at law or in equity, by or before any governmental department, commission, board, agency, bureau, tribunal, or instrumentality.

          F. Certain Taxes. All taxes of GTC which, if unpaid would result in a Lien being assessed any of the Purchased Assets have been paid by GTC.

          G. Powers of Attorney. Other than in the ordinary course of business, GTC has not granted any power of attorney to any person to deal with the Purchased Assets, which power of attorney is currently in force.

          H. No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Purchased Assets or rights or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of GTC.

          I.   Warranty and Product Liability Claims.

               1. The Inventory is in conformity in all material respects with all applicable contractual commitments and applicable laws and all express and implied warranties to customers. Under the historic warranty experience of GTC, GTC has not been required, pursuant to United States generally accepted accounting principles, consistently applied, to create a reserve for product warranty claims. The Inventory is not subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.
     Schedule 4.X sets forth the standard terms and conditions of sale or lease for the Inventory (including applicable guaranty, warranty and indemnity provisions).

               2. Except for routine warranty claims for the return of defective or nonconforming merchandise, there exists no claims and to the knowledge of GTC there is no reasonable basis for the assertion of any claim against GTC for injury to persons or property suffered by any person as a result of the sale or manufacture of any product previously owned by GTC and sold as a product of the Companies prior to the Closing, including, but not limited to, claims arising out of the defective or unsafe nature of such products.

          J. Full Disclosure. No representation or warranty by GTC contained in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished to Buyers hereunder contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

     6. Representations and Warranties of Buyers and SCI. Each of Buyers and SCI represents and warrants to Seller and GTC as follows as of the date of this Agreement and as of the Closing Date (as to the latter, subject to any exceptions set forth in the certificate delivered pursuant to Section 10.A hereof).

          A. Organization and Qualification. Such Buyer or SCI is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation with corporate power to own its properties and to carry on its business as it is now being conducted.

          B. Power and Authority. Such Buyer or SCI has the corporate power to execute and deliver this Agreement and to incur and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of such Buyer or SCI, and this Agreement is the legal, valid and binding obligation of such Buyer or SCI enforceable in accordance with its terms.

          C. Approvals and Consents; Noncontravention. The execution, delivery, and performance of this Agreement by such Buyer or SCI and the consummation of the transactions contemplated hereby, will not (i) violate any statute, regulation or ordinance of any governmental authority or require any filing with or authorization, consent or approval of any government or government agency or any third party under any material agreement or instrument, required to be obtained by such Buyer or SCI, (ii) conflict with, result in the breach of, or constitute a violation or default under any of the provisions of the Articles of Incorporation or By Laws of such Buyer or SCI, (iii) conflict with or result in a breach of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, contractual obligation or instrument to which such Buyer or SCI is a party or by which it or any of its assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder or result in the right of any party to exercise any remedy or to accelerate maturity or performance thereunder or terminate or modify any such item, or (iv) cause the Buyers or SCI to incur any value added tax in Mexico and/or which would impose a withholding or collection obligation on Seller or GTC.

          D. Investment Intent. Such Buyer and SCI is acquiring the Purchased Shares acquired by it for investment with no intent for the resale or distribution thereof.

          E. Full Disclosure. No representation or warranty by such Buyer or SCI contained in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished to Seller or GTC hereunder contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

     7.   Covenants.

          A. Publicity. SCI, Buyers, Seller and GTC shall consult with each other before issuing any press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or any listing agreement with or regulation or rule of any stock exchange or over the counter market on which the securities of SCI or GTC are listed or traded, will not issue any such press release prior to such consultation. If SCI or GTC is so required to issue such press release it shall use its best efforts to inform the other parties hereto prior to issuing such press release and give them an opportunity to comment on the proposed disclosure.

          B. Retention of and Access to Books and Records and Personnel. For a period of seven (7) years after the Closing Date, the parties shall retain all books or records relating to the Business, and any party, wishing to dispose or destroy books or records within such seven (7) year period, shall provide not less than thirty (30) days prior written notice to the other party of such proposed action. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party. Buyers shall, subject to such reasonable limitations as may be necessary to protect proprietary information, at the expense of Seller or GTC, and on reasonable prior notice to Buyers, (a) afford Seller or GTC, and their counsel, accountants, consultants and other representatives reasonable access during normal business hours at the business locations of the Purchased Assets and the Companies to examine and copy the books, tax returns, records and files of the Companies which relate to periods prior to the Closing Date, (b) cooperate with reasonable requests of Seller and GTC with respect to gathering information contained therein which may be necessary to respond to inquiries or requests made by any governmental authority or courts which relate to any tax returns or other documents filed by or on behalf of Seller or GTC prior to or relating to the periods prior to the Closing Date, and (c) provide Seller and GTC with reasonable access to employees of the Companies or of Buyers previously associated with the Companies who have knowledge needed by Seller or GTC with respect to the foregoing.

          C.   Covenants of  Seller.

               1. Noncompetition. For a period of three (3) years after the Closing Date, each of Seller and GTC will not, directly or indirectly, and will cause its affiliated corporations or other entities not to, engage in, or own an interest in any person or entity which engages in, any present or future business activity in Mexico or Brazil in competition with the Business as presently conducted.

               2. Protection of Confidential Information. Each of Seller and GTC hereby agrees, for a period of three (3) years after the Closing Date to safeguard, and to cause its affiliated corporations or other entities to safeguard, against disclosure to third parties all trade secrets of the Business of which it has knowledge, by using reasonable secrecy measures and not less than the same degree of care as for its own similar proprietary information.

               3. Solicitation of Employees. For a period of three (3) years after the Closing Date, each of Seller and GTC shall not, and will cause its affiliated corporations or other entities not to, without SCI's prior written consent, directly or indirectly knowingly solicit any then-current employee of the Companies nor shall it encourage any such employee to terminate his or her employment with the Companies.

               4. Repurchase of Accounts Receivable. In the event that any of the Accounts Receivable or accounts receivable of the Companies as of the Closing Date (other than any accounts receivable excluded from the Closing Balance Sheet) remain uncollected by Buyers ninety
     (90) days after the Closing Date (the "Uncollected Accounts Receivable"), at Buyers' election, Buyers may require GTC or Seller, as applicable, to purchase all or any portion of the Uncollected Accounts Receivable for an amount equal to the book value as of the Closing Date of the Uncollected Accounts Receivable as determined from GTC's or the Companies' customary books and records (less amounts recovered pursuant to this provision) by providing written notice to GTC or Seller within thirty (30) days after such ninety (90) day period. It shall be a condition to GTC's or Seller's obligation to purchase such Accounts Receivable that [i] Buyers and SCI shall have used "Best Efforts" to collect the Uncollected Accounts Receivable during the ninety (90) day period following Closing, "Best Efforts" defined as all commercially reasonable actions that Buyers or SCI would typically employ in collecting their other accounts receivable, including without limitation dedicating personnel to collect the accounts, working with customers to satisfy any complaints or problems, credit holds with customers, and any other such actions, steps or initiatives, including the settlement of accounts receivable for less than the Closing book value thereof with the prior written consent and approval of GTC and Seller, and including threats of legal actions to collect such accounts receivable (but without the requirement of instituting litigation); [ii] each of Buyers and the Companies shall then not be in default under any obligations it may have with the originator of the accounts receivable (which default, as to the Companies, did not exist as of the Closing and is the cause of nonpayment of the accounts receivable); and [iii] Buyers and SCI shall not then be in default under any of their material obligations under this Agreement. During such ninety (90) day period, (a) Buyers shall provide Seller and GTC with monthly reports detailing the status of such accounts receivable and a summary of the collection efforts with respect thereto, (b) Seller and GTC shall have the opportunity to assist in such collection efforts, and (c) Buyers shall provide Seller and GTC and their accountants and representatives with reasonable access to and an opportunity to review the books and records of Buyer and the Companies with respect to such accounts receivable. Upon receipt by GTC or Seller of such notice from Buyers, GTC and Seller shall have thirty (30) days to contest or confirm such notice by written notification to Buyers and which Buyers must then dispute within ten (10) days. If Buyers fail to object to a notice of contest by GTC or Seller, GTC and Seller shall have no obligation to purchase Uncollected Accounts Receivable. If GTC or Seller contest such matters, and such dispute is not conceded by Buyers, the dispute shall be submitted to binding arbitration as contemplated by Section 9.C hereof. In the event GTC or Seller purchase such Uncollected Accounts Receivable, Buyers shall execute such bills of sale and assignments as are reasonably necessary to vest title to the Uncollected Accounts Receivable in GTC or Seller, as appropriate, free and clear of any and all liens, security interests, claims or encumbrances arising after the Closing Date. At Closing, SCI, Seller and GTC shall enter into an escrow agreement in substantially the form of Exhibit B hereto, with $250,000 of the Purchase Price being deposited in escrow to fund GTC's or Seller's potential obligation to purchase such Uncollected Accounts Receivable and Unused Inventory (as described below) pursuant to this
     Section 7.C.4 and Section 7.C.5.

               5. Repurchase of Inventory. In the event that any Inventory or inventory of the Companies as of the Closing Date (other than any inventory excluded from the Closing Balance Sheet) remains unused by Buyers (or Buyers have not identified a use for such Inventory) two hundred forty (240) days after the Closing Date (the "Unused Inventory"), at Buyers' election, Buyers may require GTC or Seller, as applicable, to purchase all or any portion of such Unused Inventory for an amount equal to the book value as of the Closing Date of the Unused Inventory as determined from GTC's or the Companies' customary books and records (less amounts recovered pursuant to this provision) by providing written notice to GTC or Seller within thirty
     (30) days after such two hundred forty (240) day period. It shall be a condition to GTC's or Seller's obligation to purchase such Unused Inventory that [i] Buyers and SCI shall have used "Best Efforts" to use or sell the Unused Inventory, "Best Efforts" defined as all commercially reasonable actions that Buyers or SCI would typically employ to use the inventory of their business, including without limitation the dedication of personnel to secure business that requires the use of the inventory, working with customers to satisfy any complaints or problems, looking for ways to use the inventory at another plant of Buyers or their affiliates, and any other such actions, steps or initiatives, including the use of such inventory in a way that results in less than the Closing book value thereof being received with the prior written consent and approval of GTC and Seller, and including the threat of legal action (but without the requirement of instituting litigation) and including seeking payment by the customer for which it was purchased, that Buyers or SCI would ordinarily pursue to use or be compensated for the inventory;
     [ii] each of Buyers and the Companies shall not then be in default under any obligations it may have with customers of the Business for which the Unused Inventory was purchased (which default, as to the Companies, did not exist as of the Closing); [iii] Buyers and SCI shall not then be in default under any of their obligations under this Agreement; and [iv] the Unused Inventory is in no worse condition than at the Closing Date, subject to any deterioration due solely to the passage of time, and has been maintained in accordance with the industry standards and has been relieved on a first in, first out basis, which shall also mean that such inventory shall be used first by Buyers in the business of the Companies, irregardless of the presence of other similar inventory held by Buyers or their affiliates. During such two hundred forty (240) day period,
     (a) Buyers shall provide Seller and GTC with monthly reports detailing the status of such inventory, a summary of the efforts with respect thereto and a chart or schedule reflecting mutually agreed upon information detailing the use of similar inventory in other programs or facilities of Buyers and their affiliates within the same country as the facilities at which such inventory is located, (b) Seller and GTC shall have the opportunity to assist in finding ways to use such inventory, and (c) Buyers shall provide Seller and GTC and their accountants and representatives with reasonable access to and an opportunity to inspect the inventory and review the books and records of Buyers and the Companies with respect to such inventory. Upon receipt by GTC or Seller of such notice from Buyers, GTC and Seller shall have thirty (30) days to contest or confirm such notice by written notification to Buyers, which Buyers must then dispute within ten (10) days. If Buyers fail to object to a notice of contest by GTC or Seller, GTC and Seller shall have no obligation to purchase Unused Inventory. If GTC or Seller contest such matters, and such dispute is not conceded by Buyers, the dispute shall be submitted to binding arbitration as contemplated by Section 9.C hereof. In the event GTC or Seller purchase such Unused Inventory, Buyers shall execute such bills of sale and assignments as are reasonably necessary to vest title to the Unused Inventory in GTC or Seller, as appropriate, free and clear of any and all liens, security interests, claims or encumbrances arising after the Closing Date.

               6. Allocation Adjustment. Any repurchase of Uncollected Accounts Receivable or Unused Inventory pursuant to Sections 7.C.4 and 7.C.5 shall result in a deemed dollar for dollar adjustment in the Purchase Price and an appropriate adjustment to the allocation set forth on Schedule 3.A.2, as previously adjusted pursuant to Section 3.C hereto.

               7. Fuji Equipment. Seller shall within 5 days of Closing arrange for the delivery of free, clear and unencumbered title to the Fuji SMT equipment currently located in Brazil, more specifically identified in that [i] certain sales confirmation number MCS-4199 entered into by and between Nickiman Corporation and GTC dated February 27, 1996 and [ii] that certain loan agreement entered into by and between GTC Brazil 1 and GTC dated February 27, 1996.

               8. Pension Plan. Seller will cause GTC Mexico to cancel its existing pension plan as of the Closing Date, without any resulting cost or expense to SCI or the Buyers.

               9. IBM Equipment. Seller shall, within a reasonable period of time after Closing, remove from the premises of GTC Mexico equipment owned by IBM and no longer in use.

               10. Best Efforts. Each of Seller and GTC will use its best efforts and cooperate with Buyers and SCI to obtain any consents required under the contracts of the Companies or GTC required by virtue of the transactions contemplated by this Agreement and not obtained as of the Closing.

               11. Mexico Items. Seller shall deliver to Buyers copies of the appointment of legal representatives in Mexico and any tax filings related to the sale and transfer of the Shares of GTC Mexico post closing. Seller shall also provide to Buyers a copy of any waiver letter it receives from Mexican Federal Competition Commission ("FCC") concerning the transactions contemplated by this Agreement.

                    a. If the requested waiver of notice filing requirements under the Mexican Federal Competition Law ("Competition Law") is not approved by the FCC, Seller and GTC shall join with SCI and Buyers, as and to the extent necessary, in any then required notice or other filing under the Competition Law, and shall diligently pursue the compilation and submission to SCI and Buyers of any information required of Seller and GTC in connection with such filing;

                    b. Seller and GTC will indemnify SCI and Buyers subject to an aggregate limit of $10,000 for the expense of any fines and other costs imposed by the FCC or other competent Mexican authorities as a result of any such required filing having occurred following the sale of Seller's and GTC's interests in GTC Mexico.

                    c. Seller and GTC and SCI and Buyers shall comply with any requirements applicable to them which are subsequently imposed or decreed by the FCC or other competent Mexican authorities.

               12. Mexican Income Tax Matters. Seller and GTC shall promptly make all necessary filings with taxing authorities in Mexico, including without limitation the Mexican Ministry of the Treasury, concerning the sale of their interests in GTC Mexico and provide copies of such filings to SCI and Buyers.

               13. Bonuses to Mexican and Brazilian Managers. Seller and GTC shall retain liability for the unpaid bonuses as identified on
     Schedule 4.K.1(ii), and Seller and GTC shall indemnify SCI and the Buyers from any future costs or expenses related thereto.

          D.   Covenants of Buyers.

               1.   Employment.

                    a. The employees of the Companies shall remain the employees of the Companies as of the Closing Date.

                    b. For purposes of determining eligibility and vesting (but not benefit accrual) for any employee pension benefit plan for such employees, Buyers shall include credited service with the Companies' plans, as recognized by the Companies as of the Closing Date.

                    c. The Buyers shall employ Carlos L. Soliveras and assume all obligations under the employment contract identified in Section 2.A.1.b.

               2.   Rights of Third Parties.    Notwithstanding anything to
     the contrary, the foregoing provisions of Section 7.D.1 of this Agreement constitute agreements between Buyers and Seller, and no employee of the Companies, any other employee, or any other person or entity, shall be deemed to be a third-party beneficiary or have the right to claim any particular benefit to aggregation of benefits as a result of such provisions.

               3. Warranty Claims. Buyers shall cause the Companies to honor and be responsible for all warranty, repair and service obligations (the "Warranty Claims") for the Business, including for the Inventory as updated pursuant to Section 2.A.1.d hereof. Buyers shall also cause the Companies to perform in-warranty service and repair work on goods of GTC manufactured and sold in connection with the Business prior to the Closing Date.

               4. Solicitation of Employees. For a period of three (3) years after the Closing Date, each of SCI and Buyers shall not, and will cause its affiliated corporations or other entities not to, without Seller's and GTC's prior written consent, directly or indirectly knowingly solicit any then-current employee of Seller or GTC nor shall it encourage any such employees to terminate his or her employment with Seller or GTC.

               5. Names of Companies. Promptly after the Closing, but subject to any time constraints imposed by applicable law or regulatory procedure, Buyers shall cause the Companies to change their names to names dissimilar to "GTC" or "Group Technologies" or variations thereof, and within sixty (60) days after the Closing shall cause the Companies not to use or display such names, related service marks or trademarks, or other similar identifiers without the prior written consent of Seller and GTC and such permitted use during such sixty (60) day period shall be only in the ordinary course of the business of the Companies.

     8.   Circumstances Prior to Closing.

          A.   Obligations of Seller Prior to Closing.

          From the date of this Agreement until the Closing Date, Seller and GTC, as applicable, shall or, as applicable, shall cause the Companies to:

               1. Conduct the Business and maintain the Purchased Assets only in the usual, regular and ordinary course, preserve the organizational structure of the Business, and preserve intact for Buyers the goodwill of the Business and the present relationship between the Business and the employees, suppliers, clients, customers and others having business relations with the Companies;

               2. Not increase compensation of any kind payable or to be payable by the Companies to any of their officers, employees or agents except for increases and bonuses in the ordinary course of business consistent with past practices;

               3. Take all action and do all things reasonably necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement;

               4. Continue in force each of the policies of insurance which insure the Business, the Companies and the Purchased Assets;

               5. Use its best efforts to obtain prior to Closing all consents by third parties under material agreements identified by Buyers required to be obtained by Seller with respect to its performance of this Agreement and cooperate fully with Buyers in connection with Buyers' requests and applications for the governmental authorizations, approvals and consents which are necessary for the ownership and operation of the Business immediately following the Closing Date; and

               6. Give Buyers prompt written notification upon receipt of knowledge of any fact which would make any representation or warranty contained in this Agreement untrue in any material respect.

          B.   Obligations of Buyers Prior to Closing.

          From the date of this Agreement until the Closing Date, Buyers shall:

               1. Take all action and do all things reasonably necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement; and

               2. Use their best efforts to obtain prior to Closing all consents by third parties and all governmental authorizations which are necessary for Buyers' performance of this Agreement or for Buyers' ownership and operation of the Companies and the Business following the Closing Date.

     9.   Indemnification.

          A. Seller and GTC. Seller and GTC shall jointly and severally indemnify, defend and hold harmless Buyers, SCI, the Companies, their respective officers, directors and employees and their respective successors and assigns (collectively, the "Buyer Indemnitees") from and against, and shall reimburse the Buyer Indemnitees for, all suits, claims, demands, actions, causes of action, losses, costs, assessments, judgments, damages, or expenses (including, without limitation, any fines, penalties, punitive damages, and reasonable fees and disbursements of counsel and other expenses incurred investigating or defending any of the foregoing or enforcing this Agreement) (collectively, "Losses") imposed upon or incurred by any of the Buyer Indemnitees, directly or indirectly, and whether or not the result of any third party claim, resulting from or arising out of or with respect to (i) any inaccuracy in or breach of any of Seller's or GTC's representations and warranties in this Agreement or in any other schedule, certificate or instrument delivered by Seller or GTC pursuant hereto (whether discovered before, during or after the Closing), (ii) any breach by the Seller or GTC of its covenants and agreements in this Agreement or in any other instrument delivered pursuant hereto at the Closing, and (iii) Seller's or GTC's failure to pay, discharge or perform any of its liabilities or obligations which are not expressly assumed by SCI or Buyers under this Agreement.

          B. Buyers and SCI. Buyers and SCI shall jointly and severally indemnify, defend and hold harmless Seller, GTC their respective officers, directors and employees and their successors and assigns (collectively, the "Seller Indemnitees") from and against, and shall reimburse the Seller Indemnitees for, all Losses imposed upon or incurred by any of the Seller Indemnitees, directly or indirectly, and whether or not the result of any third party claim, resulting from or arising out of or with respect to (i) any inaccuracy in or breach of any of such Buyer's representations and warranties in this Agreement or in any other schedule, certificate or instrument delivered by such Buyer pursuant hereto (whether discovered before, during or after the Closing), (ii) any breach by such Buyer of its covenants and agreements in this Agreement or in any other instrument delivered pursuant hereto at the Closing, and (iii) such Buyer's failure to pay, discharge or perform any of the Assumed Liabilities.

          C. Indemnity Procedure. Subject to the time limitations set forth in Section 9.D below, Buyers, Seller and GTC shall each follow the following procedures, as the case may be:

               1. If By Seller and GTC. SCI or either Buyer shall promptly notify Seller and GTC in writing of the existence of any claim, demand or other matter ("Claim") to which, in SCI's or such Buyer's reasonable judgment, Seller's and GTC's indemnification obligations hereunder would apply. Seller and GTC, shall thereafter have ten (10) business days to determine whether, in their reasonable judgment, they are obligated to indemnify SCI or such Buyer with respect to such claim. If Seller and GTC determine, within such ten
     (10) business day period, that they are so obligated, they shall notify SCI or such Buyer of their determination thereof. Thereafter, Seller and GTC, upon SCI's or such Buyer's request, shall assume the defense thereof, including retaining counsel reasonably satisfactory to SCI or such Buyer to represent SCI or such Buyer, and shall pay the fees and expenses of any such counsel related to such proceeding as well as any fees or expenses incurred by SCI or such Buyer to the date of Seller's or GTC's assumption of the defense. In any such proceeding, SCI and Buyers shall have the right to retain their own counsel, but the fees and expenses of such counsel shall be at the expense of SCI and Buyers.

               If Seller and GTC conclude that they are not so obligated, or they fail to notify SCI and Buyers of their determination during such ten (10) business day period, Seller and GTC and Buyers shall submit the issue of whether Seller and GTC are obligated to indemnify SCI and Buyers with respect to such Claim, to binding arbitration to be held in Louisville, Kentucky, in accordance with, and with a single arbitrator to be selected under, the Commercial Arbitration Rules of the American Arbitration Association as then in effect. The arbitrator so selected shall use his or her best efforts to resolve this issue within thirty (30) days after his or her selection. If the arbitrator determines that Seller and GTC are obligated to indemnify SCI and Buyers with respect to such Claim, then Seller and GTC, as applicable, shall immediately assume the defense thereof, reimburse SCI and Buyers for all SCI's and Buyers' reasonable costs directly related to the defense of such Claim, including SCI's and Buyers' reasonable costs directly related to the arbitration, and shall pay the fees and expenses of the arbitrator. If the arbitrator determines that Seller and GTC are not obligated to indemnify SCI and Buyers with respect to such Claim, then SCI and Buyers shall retain the defense thereof, reimburse Seller and GTC for all its reasonable costs directly related to the defense of such Claim (if any), including their reasonable costs directly related to the arbitration, and shall pay the fees and expenses of the arbitrator. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration, and no party will institute any suit with regard to the dispute or controversy except to enforce the award.

               2. If By Buyers and SCI. Seller or GTC shall promptly notify Buyers and SCI in writing of the existence of any claim, demand or other matter (AClaim@) to which, in Seller's or GTC's reasonable judgment, Buyers' and SCI's indemnification obligations hereunder would apply. Buyers and SCI shall thereafter have ten (10) business days to determine whether, in their reasonable judgment, they are obligated to indemnify Seller or GTC with respect to such claim. If Buyers and SCI determine, within such ten (10) business day period, that they are so obligated, they shall notify Seller or GTC of their determination thereof. Thereafter, Buyers and SCI, upon Seller's or GTC's request, shall assume the defense thereof, including retaining counsel reasonably satisfactory to Seller and GTC to represent Seller and GTC, and shall pay the fees and expenses of any such counsel related to such proceeding as well as any fees or expenses incurred by Seller or GTC to the date of Buyers' and SCI's assumption of the defense. In any such proceeding, Seller and GTC shall have the right to retain their own counsel, but the fees and expenses of such counsel shall be at the expense of Seller and GTC.

               If Buyers and SCI conclude that they are not so obligated, or they fail to notify Seller and GTC of Buyers' determination during such ten (10) business day period, Buyers and SCI and Seller or GTC shall submit the issue of whether Buyers and SCI are obligated to indemnify Seller or GTC with respect to such Claim, to binding arbitration to be held in Louisville, Kentucky, in accordance with, and with a single arbitrator to be selected under, the Commercial Arbitration Rules of the American Arbitration Association as then in effect. The arbitrator so selected shall use his or her best efforts to resolve this issue within thirty (30) days after his or her selection. If the arbitrator determines that Buyers and SCI are obligated to indemnify Seller or GTC with respect to such Claim, then Buyers and SCI shall immediately assume the defense thereof, reimburse Seller and GTC for all their reasonable costs directly related to the defense of such Claim, including their reasonable costs directly related to the arbitration, and shall pay the fees and expenses of the arbitrator. If the arbitrator determines that Buyers and SCI are not obligated to indemnify Seller or GTC with respect to such Claim, then Seller or GTC shall retain the defense thereof, reimburse Buyers and SCI for all Buyers' and SCI's reasonable costs directly related to the defense of such Claim (if any), including Buyers' and SCI's reasonable costs directly related to the arbitration, and shall pay the fees and expenses of the arbitrator. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration and no party will institute any suit with regard to the dispute or controversy except to enforce the award.

          D.   Limitations of Indemnities.

               1. Notwithstanding the provisions of Sections 9.A, 9.B and 9.C hereof, no payment shall be made by an indemnifying party to an indemnified party based upon any claim of an indemnified party under this Section 9 until the amount of all such claims (after deducting insurance proceeds and third party recoveries paid to or for the benefit of the indemnified party) shall total, in the aggregate Seventy-Five Thousand Dollars ($75,000) (the "Minimum Damages"), in which event only the amount of such claims of the indemnified party in excess of the Minimum Damages (after deducting any insurance proceeds and third party recoveries paid to or for the benefit of the indemnified party) shall be subject to indemnification in accordance with the terms of Sections 9.A, 9.B, and 9.C hereof, but in no event shall the aggregate of such claims exceed Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000). Notwithstanding the foregoing, the provisions of this Section 9.D.1 shall not apply to claims under or pursuant to Sections 2.D, 2.E, 3.C, 7.C.4, 7.C.5, 7.D.3 and 12.M hereof.

               2. The parties' respective obligations to indemnify each other under Sections 9.A, 9.B and 9.C hereof shall expire on the following anniversaries of the Closing Date:

                    a. the lesser of 5 years or the applicable statute of limitations with respect to all matters involving tax, environmental, employment law and employee benefits claims; and

                    b. the second (2nd) anniversary, with respect to all other matters (other than those set forth in Sections 4.A, 4.C. 5.A and 5.C which representations and warranties shall survive until the fifth (5th) anniversary of the Closing Date).

          E.   Remedies.  The indemnification provisions set forth in this
Article 9 shall be Seller's, GTC's and Buyers' sole and exclusive remedy against each other for any breach or misrepresentation of any covenant or representation made herein; provided that, Seller, GTC and Buyers shall retain all remedies at law or in equity in the event of [i] any willful misconduct or fraudulent act committed by the other party hereto in connection with the terms of this Agreement, or [ii] the breach of any covenants which by their very nature require performance beyond the time limits for indemnification under this Article 9.

     10.   Conditions to Closing.   The parties hereto agree that the
following items must be resolved to the full and complete satisfaction of Buyers, Seller and GTC as a condition to their obligation to close the transactions contemplated by this Agreement:

          A. the representations and warranties [i] of Seller and GTC, on the one hand, contained in Section 4 and Section 5, and [ii] of Buyers and SCI, on the other hand, contained in Section 6, shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties had been made on and as of that date;

          B. Seller and GTC, on the one hand, and Buyers and SCI, on the other, shall have performed all covenants to be performed by them including the delivery of all closing items for the benefit of the other;

          C. Seller and GTC, on the one hand, and Buyers and SCI, on the other, shall have delivered a certificate dated on and as of the Closing, signed by their respective president and secretary, to the effect that [i] they have performed all of their obligations and agreements and complied with all of their covenants contained in this Agreement to be performed or complied with on or before the Closing; and [ii] the representations and warranties by them contained herein are in all material respects true and correct on and as of the Closing, with the same force and effect as though made on and as of such date;

          D. the transactions contemplated by this Agreement shall not have been challenged by any government agency or be subject to any material investigation by any government agency or be the subject of any material litigation or threat of litigation made by any third party;

          E. Buyers shall have completed their due diligence investigation of the Companies and the Purchased Assets to their sole and complete satisfaction; and

          F. All required Mexican and Brazilian regulatory consents shall have been obtained.

     11.   Closing Documents.

          A.   Provided By Buyers.

               1. Funds. Wire transfer of the full amount of the Purchase Price as set forth in Section 3.B.

               2. Assumptions. Executed assumptions of lease agreements and such other bills of sale, assignments, other instruments and documents as shall be necessary for Buyers to assume the Assumed Liabilities and to carry out the transactions contemplated by the Agreement.

               3. Secretary's Certificates. All resolutions of the Board of Directors of Buyers and SCI authorizing the transactions contemplated by this Agreement, certified by the Secretary of Buyers.

          B.   Provided By Seller and GTC.

               1. Assignments and Bills of Sale. An executed Assignment and Bill of Sale in the form attached hereto as Exhibit C and such other bills of sale, assignments, other instruments and documents as shall be necessary to vest in Buyers the Purchased Assets and to carry out the transactions contemplated by the Agreement.

               2. Secretary's Certificates. All resolutions of the Board of Directors of Seller and GTC authorizing the transactions contemplated by this Agreement, certified by the Secretary of Seller and GTC.

               3. Stock Certificates. Certificates representing the Purchased Shares, if any, accompanied by duly endorsed powers for transfer to Buyers and SCI or other appropriate instruments of transfer.

               4. Director and Officer Resignations. Resignations of all of the officers and directors of the Companies effective upon the Closing.

               5. Corporate Minute Book. The corporate or other minute book, corporate or other seal and stock or quota records, if any, of the Companies.

               6. Legal Opinions. Legal opinions of Mexico counsel to Seller in substantially the form of Exhibit D attached hereto.

               7. Waiver. A copy of the waiver (and the request therefor) obtained by Seller under the Mexican competition law if obtained on or before the Closing.

               8. Instructions to Tozzini, Freire. A copy of the Seller's and GTC's letter of instructions to the Tozzini, Friere firm in Sao Paulo, Brazil, regarding filing of the necessary amendments to the Articles of Association of GTC Brazil 1 and GTC Brazil 2 regarding transfer of the quotas thereof to SCI and SCI Holdings.

     12.   Miscellaneous.

          A. Successor and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder (including by operation of law) without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

          B. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

          C. Expenses. Seller, GTC, SCI and Buyers will pay their respective costs and expenses, including the expenses of their accounting and legal representatives, in connection with the negotiation, execution and performance of this Agreement.

          D. Force Majeure. No party hereto shall be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, civil war, strikes or labor disputes or any other cause beyond the parties' reasonable control. Each party agrees to notify the other party promptly upon the occurrence of any such cause and to carry out this Agreement as promptly as practicable after such cause is terminated.

          E. Severability. If any part or provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or any other legally constituted body having jurisdiction to make such determination, such part or provision shall be valid and enforceable to the maximum extent permitted by law and the remaining provisions of this Agreement shall be fully effective.

          F. Brokers' and Finders' Fees. Except for the retention of J.P. Morgan & Company as broker by Seller and GTC (the fees of which Seller and GTC shall be solely responsible for), each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

          G. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (iv) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

     If to Seller:       Group Technologies Mexican Holding Company
                         c/o Group Technologies Corporation
                         10901 Malcolm McKinley Drive
                         Tampa, Florida  33612
                         Attention:
                                     President and
                                     Chief Executive Officer
                         Telephone:  (813) 972-6142
                         Facsimile:  (813) 972-6978

     If to GTC:          Group Technologies Corporation
                         10901 Malcolm McKinley Drive
                         Tampa, Florida  33612
                         Attention:
                                     President and
                                     Chief Executive Officer
                         Telephone:  (813) 972-6142
                         Facsimile:  (813) 972-6978

     Copy to:            Robert A. Heath
                         Wyatt, Tarrant & Combs
                         2800 Citizens Plaza
                         Louisville, Kentucky  40202
     If to Buyers
     or SCI:             SCI Systems, Inc.
                         c/o SCI Systems (Alabama), Inc.
                         2101 West Clinton Avenue
                         Huntsville, Alabama  35807
                         Attention:  President and
                                     Chief Executive Officer
                         Telephone:  (205) 882-4600
                         Facsimile:  (205) 882-4466

     Copy to:            Corporate Secretary
                         SCI Systems, Inc.
                         2101 West Clinton Avenue
                         Huntsville, Alabama  35807

          Any party may change its address for the purpose of this Section 12.G by giving the other party notice of its new address in the manner set forth above.

          H. Amendments; Waivers. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

          I. Entire Agreement. This Agreement and the exhibits and schedules referred to herein and the Confidentiality Agreement between the parties dated May 14, 1997 contain the entire agreement of the parties hereto with respect to the sale and purchase of the Shares, the Purchased Assets and the other transactions contemplated herein, and any reference herein to this Agreement shall be deemed to include the exhibits and schedules attached hereto. All oral or written agreements, statements, representations, warranties, and understandings with respect to the subject matter of this Agreement made or entered into by the parties prior to or contemporaneously with the execution of this Agreement are hereby rendered null and void and are merged herewith.

          J. Further Matters. Each party agrees to execute such further instruments of assignment and transfer and to perform such additional acts as are necessary to consummate the transactions contemplated by this Agreement.

          K. Parties in Interest. Nothing in this Agreement is intended to confer, or confers, any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to, or does, relieve or discharge the obligations or liability of any third persons to any party to this Agreement. No provision of this Agreement shall give any third persons any right of subrogation or action over or against any party to this Agreement.

          L. Survival of Representations and Warranties. The representations and warranties of the parties set forth herein shall survive the Closing date of this Agreement for the periods set forth in
Section 9.D hereof.

          M. Transfer and Other Taxes. Buyers shall assume and pay all applicable sales, use, transfer, value added or other similar taxes, if any, related to the consummation of the transactions contemplated hereby.

          N. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          O. Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              GROUP TECHNOLOGIES MEXICAN HOLDING
                              COMPANY
                              By: /s/ Jeffrey T. Gill
                              Title: President


                              GROUP TECHNOLOGIES CORPORATION
                              By: /s/ Jeffrey T. Gill
                              Title: Chairman


                              SCI SYSTEMS, INC.
                              By: /s/ A. Eugene Sapp
                              Title: President


                              SCI SYSTEMS DE MEXICO S.A. DE C.V.
                              By: /s/ A. Eugene Sapp
                              Title: Vice President


                              SCI HOLDINGS, INC.
                              By: /s/ A. Eugene Sapp
                              Title: President